Exhibit 5.2

MORRISON COHEN LLP
909 THIRD AVENUE
NEW YORK, NEW YORK 10022

December 14, 2009

China MediaExpress Holdings, Inc.
Room 2805 Central Plaza
Wanchai, Hong Kong
Attention: Zheng Cheng

Dear Sirs:

Reference is made to the Registration Statement on Form S-3 (“Registration Statement”) filed by China MediaExpress Holdings, Inc. (“Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), relating to the re-sale by certain individuals, trusts and entities (the “Insiders”) of an aggregate of (a) 1,500,000 shares of Common Stock (the “Insiders Shares”), and (b) 2,100,000 shares of Common Stock (the “Insider Warrant Shares”), which are issuable upon exercise of outstanding common stock purchase warrants (the “Insider Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.    The Insider Shares have been duly authorized, validly issued, fully paid and non assessable.

2.    The Insider Warrant Shares issuable upon exercise of the Insider Warrants, when issued and sold in accordance with and in the manner described in the Insider Warrants, will be duly authorized, validly issued, fully paid and non assessable.

We are opining solely on (i) all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations and (ii) with respect to the opinions expressed in paragraph (3) above, the laws of the State of New York. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours, /s/ Morrison Cohen LLP